Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER 2023 RESULTS

Company’s first quarter comparable store sales increased 3.1 percent

Sunbury, PA (May 8, 2023) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week first quarter ended April 1, 2023.

Net sales totaled $1.14 billion for the 13-week first quarter ended April 1, 2023, compared to $1.10 billion for the 13-week first quarter ended March 26, 2022, up 3.7 percent. First quarter comparable store sales increased 3.1 percent on an individual year-over-year basis and increased 12.5 percent on a two-year stacked basis.

“Our first quarter sales and income results are in line with our expectations in an inflationary environment,” said Weis Markets Inc.’s Chairman, President and Chief Executive Officer Jonathan H. Weis. “Higher product, supply chain, and operating costs had a significant impact on our income results compared to last year. We are grateful to our associates who helped us navigate these challenges and serve our customers. In addition, record inflation continues to be a major challenge for our customers. In response, we expanded our Low, Low Price program which offers strong, everyday savings and values on more than 9,000 products.”

The Company’s first quarter net income totaled $25.81 million compared to $31.39 million in 2022, down 17.8 percent. First quarter earnings per share totaled $0.96 compared to $1.17 per share in 2022.

On April 27, the Weis Markets, Inc. Board of Directors declared a quarterly cash dividend of $0.34 per share to shareholders of record as of May 8, 2023, payable on May 22, 2023.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2023
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	April 1, 2023	March 26, 2022	(Decrease)
Net sales	$1,144,974,000	$1,104,069,000	3.7%

Income from operations	32,618,000	41,414,000	(21.2)%

Income before provision for income taxes	$35,158,000	$42,038,000	(16.4)%
Provision for income taxes	9,344,000	10,649,000	(12.3)%
Net income	$25,814,000	$31,389,000	(17.8)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.96	$1.17	$(0.21)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

First Quarter — 2023

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2023 vs. 2022	2022 vs. 2021
Comparable store sales (individual year)	3.1%	9.4%
Comparable store sales (two-year stacked)	12.5
Comparable store sales, excluding fuel (individual year)	3.6	7.6%
Comparable store sales, excluding fuel (two-year stacked)	11.2%